United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 6

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SVB FINANCIAL GROUP

(Exact name of Registrant as specified in its charter)

Delaware	91-1962278
(State of incorporation or organization)	(I.R.S. Employer I.D. Number)

3003 Tasman Drive

Santa Clara, CA 95054-1191

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of class)

AMENDMENT NO. 6 ON FORM 8-A/A TO

REGISTRATION STATEMENT ON FORM 8-A

Item 1.	Description of Registrant’s Securities to be Registered

Effective as of January 15, 2010, with the approval of its board of directors, SVB Financial Group (the “Company”) appointed American Stock Transfer & Trust Company, LLC (“AST”) as successor rights agent under the Amended and Restated Preferred Stock Rights Agreement dated as of January 29, 2004 (the “Rights Agreement”), by and between the Company and Wells Fargo Bank, N.A. (“Wells”) and entered into Amendment No. 4 to the Rights Agreement by and between the Company, Wells and AST (the “Amendment”). The Amendment revised the Rights Agreement to appoint AST as successor rights agent and amended Section 26 of the Rights Agreement to replace the current notice information with AST’s name and address.

The foregoing summary description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which has been filed as Exhibit 4.22 hereto and which is incorporated by reference herein.

Item 2.	Exhibits

Exhibit Number	Description

4.22	Amendment No. 4 to Amended and Restated Preferred Stock Rights Agreement, dated as of January 15, 2010, between SVB Financial Group, Wells Fargo Bank, N.A. and American Stock Transfer & Trust Company, LLC

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 6 on Form 8-A/A to Registrant’s Registration Statement on Form 8-A to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 19, 2010	SVB FINANCIAL GROUP

	By:	/S/ MICHAEL DESCHENEAUX
	Name:	Michael Descheneaux
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

4.22	Amendment No. 4 to Amended and Restated Preferred Stock Rights Agreement, dated as of January 15, 2010, between SVB Financial Group, Wells Fargo Bank, N.A. and American Stock Transfer & Trust Company, LLC